Exhibit 10.19

MONOSOL RX LLC
AMENDED AND RESTATED
PERFORMANCE UNIT APPRECIATION PLAN

Monosol Rx LLC, a Delaware limited liability company (“LLC”), maintains two performance unit plans (Plan A and Plan B), pursuant to which participating employees and other service providers hold performance units, each representing the right to receive the appreciation in value of a unit of membership interest in Monosol Rx LLC from the date the performance unit is granted to the date the performance unit is settled. It is contemplated that LLC will be merged into MonoSol Rx, Inc., a newly formed Delaware corporation (the “Company”) and that, immediately after the merger, the Company will issue shares of its common stock pursuant to an initial public offering (the “IPO”). In order to properly reflect the effect of the reorganization of LLC on outstanding performance unit awards, the Company hereby amends and restates the performance unit plans into a single plan (the “Plan”) upon the terms and conditions set forth herein, contingent upon and effective at the time of the aforesaid merger transaction.

ARTICLE I
DEFINITIONS

1.1           “Base Price” shall mean the Fair Market Value of a unit of membership interest in LLC on the date a Unit is granted, subject to adjustment for capital changes in accordance with the Plan.

1.2           “Board” shall mean the board of directors of the Company.

1.3           “Committee” shall mean the compensation committee of the Board.

1.4           “Company” shall mean MonoSol Rx, Inc. and any successor thereto.

1.5           “Effective Time” shall mean the effective time of the merger of LLC into the Company, as described in the introductory paragraph.

1.6           “Fair Market Value” shall mean, (a) with respect to a Unit, the fair market value of a unit of membership interest in the Company, as determined in good faith by the Advisory Board of LLC on the date the Unit is granted, and (b) with respect to an SAR, the NASDAQ market closing price per share of Company common stock on the date of reference or, if no shares of Company common stock are traded on that day, the closing price per share on the next preceding day on which such shares are traded, provided; however, that, for the purpose of adjusting outstanding Units as of the Effective Time to reflect the effect of the merger on outstanding holders of membership interests in the LLC, the Fair Market Value per share of Company common stock will be deemed to be equal to the per share IPO price.

1.7           “LLC” shall mean Monosol Rx LLC, a Delaware limited liability company.

1.8           “Lock Lock-Up Period” shall mean the period beginning with the Effective Time and ending on the 180th day after the Effective Time; provided, that if (i) during the last 17 days of said 180-day period, the Company issues an earnings release, or material news or a material event relating to the Company occurs, or (ii) before the expiration of said 180-day period, the Company announces that it will release earnings results within 16 days after the end of said 180-day period, then, in any of such events, the Lock-Up Period shall be extended until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

1.9           “Participant” shall mean an individual who, at the Effective Time, holds Units which are adjusted as of the Effective Time in accordance with the Plan.

1.10         “SARs” shall mean the stock appreciation rights resulting from the Unit adjustments made under the Plan to reflect the effect on the holders of outstanding LLC membership interests of the merger of LLC into the Company.

1.11         “Unit” shall mean the right to receive the increase in value of a unit of membership interest in LLC from the date the Unit is granted to the settlement date.

ARTICLE II
ADMINISTRATION

2.1           General. The Plan will be administered by the Committee. Subject to the provisions hereof, the Committee shall have full power in its discretion to construe and interpret the Plan and any award or other agreement or instrument entered into or issued under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; amend the terms and conditions of any outstanding award; and determine whether and on what terms and conditions outstanding awards will be adjusted in accordance with the Plan.

2.2           Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Board) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate.

2.3           Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons.

2.4           Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and any employee of the Company or other individual to whom the Committee delegates authority or responsibility under the Plan against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct.

ARTICLE III
PLAN AWARDS

3.1           Units. Immediately prior to the Effective Time, each Participant is credited with the number of Units, each of which represents the right, upon settlement, to receive the difference between the fair market value of a unit of LLC membership interest on the applicable settlement date over the fair market value per unit of LLC membership on the date the Unit was granted. All outstanding Units are subject to adjustment in order to reflect capital changes made with respect to the LLC, consistent with adjustments made to outstanding units of membership interests held by the members of the LLC.

3.2           Conversion to SARs. As of the Effective Time, all outstanding Units will be converted into economically equivalent SARs. The conversion will be made in accordance with the methodology described in Section 1.424-1 of the Treasury Regulations such that, with respect to each Unit award, (a) the aggregate difference between the Fair Market Value and Base Price of the Company shares covered by an SAR immediately after the Effective Time is equal to the aggregate difference between the Fair Market Value and Base Price of the Units covered by the award immediately prior to the Effective Time, and (b) the ratio of the Base Price per share and the Fair Market Value per share of Company common stock immediately after the Effective Time is equal to the ratio of the Base Price per Unit and the Fair Market Value of a unit of membership interest in the LLC immediately prior to the Effective Time. The Committee’s determination as to the conversion of Unit awards into stock appreciation rights shall be binding and conclusive on all persons.

3.3           Terms and Conditions of SARs.

3.3.1        General. The Committee may establish such terms and conditions governing SARs as it deems appropriate, subject to the terms of the Plan. The Committee may issue certificates or agreements reflecting the terms and conditions of each Participant’s SARs, provided, however, that the terms and provisions of the Plan will govern in the event and to the extent that a provision in an individual certificate or agreement is inconsistent with the Plan.

3.3.2        Vesting. All SARs will be fully vested and exercisable (subject to any restrictions set forth in the Plan) upon completion of the IPO.

3.3.3        Term. Each SAR will expire if and to the extent it is not exercised before the tenth anniversary of the date the corresponding Unit award was granted.

3.3.4        Manner of Exercise. Subject to applicable law and uniform Company-imposed trading restrictions, a vested SAR may be exercised at any time, other than during the Lock-Up Period, prior to the expiration of the vested SAR by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice of exercise specifying the number of shares covered by the exercise and accompanied by payment in full of the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment. The Board, acting in its discretion and subject to the provisions of applicable law, may permit a Participant to elect to satisfy the withholding obligation associated with the exercise of an SAR by directing that the Company withhold shares of stock at the time of settlement with a fair market value sufficient to cover the amount of the withholding tax obligation. The Committee may permit the use of a broker-facilitated cashless exercise procedure in connection with the exercise of SARs and the payment of applicable withholding taxes.

3.3.5        Settlement of SARs. An SAR that is exercised will be settled in the form of shares of Company stock having a Fair Market Value equal to the number of shares covered by the exercise multiplied by the difference between the Fair Market Value per share on the exercise date and the Base Price per share. Shares of Company stock issued in settlement of an SAR may be subject to such legends, restrictions, and other conditions as the Board, acting upon the advice of counsel, deems necessary or advisable in order to comply with applicable law and the Plan. Participants will receive cash in lieu of fractional shares that would otherwise be issued in settlement of an SAR exercise. As between the Company and the Participants, the Company shall have the sole obligation to issue shares of Company stock in settlement of an SAR. Notwithstanding the preceding sentence, the persons who own the outstanding membership interests in the LLC immediately prior to the merger will be solely responsible for providing shares of Company common stock to the Company when and as necessary in order to fund the settlement of the SARs.

3.4           Death of a Participant. If a Participant dies, the deceased Participant’s beneficiary will be entitled to exercise the outstanding SARs held by the Participant at the time of the Participant’s death, subject to any limitations, restrictions or conditions applicable to such SARs prior to the Participant’s death. Each Participant may designate a beneficiary by filing a written beneficiary designation with the Company in such manner and subject to such requirements as the Committee may prescribe. A previously-filed beneficiary designation will be automatically revoked upon the filing of a new beneficiary designation. If a deceased Participant does not designate a beneficiary or no designated beneficiary survives the Participant, then the deceased Participant’s beneficiary will be his or her estate.

3.5           Change in Control. If a “change in control” (as defined below) occurs, then, unless the SARs are converted into equivalent stock appreciation rights or stock options with respect to stock of the acquiring or successor company, the Company will cause all then outstanding SARs to be redeemed immediately before the change in control based upon the value of the underlying Shares at the time of the change in control. For the purpose hereof, the term “change in control” means the occurrence, after the effective date of the Plan, in a single transaction or series of transactions, of any one of the following events or circumstances: (i) merger, consolidation or reorganization of the Company where the beneficial owners of the interests or securities possessing the right to vote with respect to the Company immediately preceding the merger, consolidation or reorganization beneficially own less than 50% of the interests or securities possessing the right to vote with respect to the survivor entity, after giving effect to such merger, consolidation, or reorganization; (ii) acquisition by any person or group, as defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership of interests or securities possessing the right to vote with respect to the Company where the beneficial owners of the interests or securities possessing the right to vote with respect to the Company immediately preceding such acquisition own less than 60% of the interests or securities possessing the right to vote with respect to the Company, after giving effect to such acquisition; (iii) approval by the stockholders of the Company of a plan of liquidation or dissolution with respect to the Company, provided such liquidation or dissolution is consummated; or (iv) the sale, exchange, or contribution of all or substantially all the Company’s assets to an entity where the beneficial owners of the interests or securities possessing the right to vote with respect to the Company immediately preceding the sale, exchange, or contribution beneficially own less than 50% of the interests or securities possessing the right to vote with respect to the acquiring entity.

ARTICLE IV
MISCELLANEOUS

4.1           Amendment or Termination. The Board may terminate the Plan or amend the Plan or any agreement made under the Plan at any time and from time to time; provided,

however, that no such action may adversely affect the value of a Participant’s or Beneficiary’s accrued interest under the Plan without the Participant’s or Beneficiary’s written consent.

4.2           Arbitration. Any dispute that arises with respect to the rights of a Participant or Beneficiary under the Plan shall be resolved by arbitration under the appropriate rules of the American Arbitration Association. Any arbitration shall be conducted in the metropolitan area closest to the location of the principal office of the Company in which the Participant performs or last performed services for the Company. All administrative fees connected with initiating a demand for arbitration shall be advanced by the Company, subject, however, to final apportionment by the arbitrator in his or her award. The arbitrator’s award shall be binding and may be enforced in any court having jurisdiction thereof by filing a petition for enforcement of such award.

4.3           No Right to Employment or Retention. Nothing herein contained shall be construed as giving any Participant the right to be retained in the employment or service of the Company or any other person.

4.4           No Assignment. Except as otherwise specified herein with respect to deceased Participants, no SAR may be assigned, alienated, transferred or subject to anticipation, either by voluntary or involuntary act of any Participant or Beneficiary or by operation of law, nor shall any SAR be subject to the demands or claims of any creditor of such person, nor be liable in any way for such person’s debts, obligations or liabilities.

4.5           Applicable Law; Validity. The validity of the Plan or any of its provisions shall be determined under and construed according to the laws of the State of Delaware. If any provision of the Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of the Plan and it shall be construed as if said illegal or invalid provision had never been included.